Ex.99.2

enherent Corp.

CHARTER

OF THE

NOMINATING COMMITTEE

OF THE

BOARD OF DIRECTORS

The Board of Directors of enherent Corp. (the “Company”) hereby establishes the Nominating Committee (the “Committee”) with authority, responsibility, and specific powers as described below.

Organization

This charter governs the operation of the Nominating Committee.  The Committee shall provide a medium within enherent Corp. for consideration of matters relating to the election of members to the enherent Board of Directors.

The Committee will function as a special advisory committee on matters related to the election of Board members.

Membership

The Committee shall be appointed by the enherent Board of Directors and shall consist of three (3) members of the enherent Board of Directors, each of whom are independent of management and the Company.  Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company.  The Committee members shall elect the Chair of this Committee who shall conduct the meetings as well as represent the Committee to the enherent Board of Directors.

Meeting Procedures

The Committee may meet in person or via teleconference as often as the members deem appropriate and necessary.  The Chair shall make announcement of each Committee meeting to the Committee members, and shall provide notice of Committee meetings prior to each meeting by mailing, electronic mailing or facsimile an appropriate announcement to Committee members. The presence of two-thirds members of the Committee either in person or by teleconference will constitute a quorum for meetings of the Committee. A majority vote of the Committee shall constitute an official action of the Committee.

The Committee will function as a special advisory committee on matters related to the election of Board members, as directed by the enherent Board Chairman. enherent Board of Directors will document the issues, and when appropriate, make recommendations and pose alternatives to the Committee.  The Committee will evaluate the alternatives and if a decision can be reached, make the appropriate recommendation to the enherent Board of Directors.  The Committee Chair shall provide a reasonable opportunity to persons requesting to appear before the Committee to provide comment, facts or their views on issues under consideration by the Committee. Whenever possible, such persons should provide such statements to the Committee in writing prior to the time of the meeting.

Minutes

The Committee shall keep regular minutes of each meeting and send a copy of the minutes to members of the Committee and to the members of the Board of Directors who are not members of the Committee.

Charter Amendment

Any member of the Committee may submit proposed amendments to this Charter to the Board of Directors. The Board of Directors shall circulate any proposed Charter amendment(s) to members of the Committee immediately upon receipt.  By a majority vote, the Board may approve the amendments to this Charter.

Committee Duties

The Nominating Committee prepares a list of candidates to fill the expiring terms of Directors on the enherent Board of Directors.  Said list of candidates shall be submitted to the Board of Directors on or before December 1 preceding the next Annual Meeting.  All the nominees are submitted for election at the Annual Meeting of stockholders. In selecting candidates for the enherent Board of Directors, the Nominating Committee keeps in mind the functions of this body, as well as any Nominating Agreements entered into by enherent Corp.

The Nominating Committee prepares a list of candidates to fill any vacancies on the Board resulting from the departure of a Board Member for any reason.  Said list of candidates shall be submitted to the Board of Directors as soon as practicable after the vacancy.  The nominee(s) will be submitted for election at the next Annual Meeting of stockholders provided there has been sufficient time to submit the nominee(s) to the Board of Directors for inclusion in the Proxy Statement for the Annual Meeting.  If there has not been sufficient time for inclusion in the Proxy Statement, said nominee(s) shall be submitted at the following Annual Meeting or at a Special Meeting of the Shareholders, whichever is determined by the Board of Directors to be in the best interests of the Company.